Exhibit 99

Jones Lang LaSalle Finance B.V. Extends
Expiration Date of Senior Notes Exchange Offer

CHICAGO, Jan. 29 /PRNewswire/ -- Jones Lang LaSalle Finance B.V., the Netherlands-based financing subsidiary of Jones Lang LaSalle Incorporated (NYSE: JLL - news), today announced that it has extended the expiration date of its offer to exchange euro 165,000,000 principal amount of its new 9% Senior Notes due 2007, which have been registered under the Securities Act of 1933, for like amounts of its unregistered 9% Senior Notes due 2007, which were issued on July 26, 2000. As a result of the extension, the exchange offer is now scheduled to expire at 5:00 p.m., London time, on January 30, 2001, unless further extended.

The exchange offer was originally set to expire at 5:00 p.m., London time, on January 26, 2001. As of 5:00 p.m., London time, on Friday, January 26, 2001, approximately euro 149,814,000 of the old notes had been tendered for exchange.

Except for the extension of the expiration date, all of the other terms of the exchange offer remain as set forth in the exchange offer prospectus. This press release is not an offer to exchange new notes for the unregistered notes or the solicitation of an offer to exchange. Any offer will be made by Jones Lang LaSalle Finance B.V. only by means of the exchange offer prospectus. Copies of the exchange offer prospectus and related documents may be obtained from The Bank of New York, as exchange agent for the exchange offer, at the following addresses:

     The Bank of New York
     Lower Ground Floor
     30 Cannon Street
     London EC4M 6XH
     Attention:
     Linda Read or Emma Wilkes
     Tel. 011 44 207 964-7284
     Or 011 44 207 964-7235

     The Bank of New York
     Reorganization Section
     101 Barclay Street, Floor 7 East
     New York, New York 10286
     Attention:
     Tolutope Adeyoju
     Tel. 212-815-3738

Jones Lang LaSalle is a leading real estate services and investment management firm. The company provides comprehensive integrated expertise, including property and corporate facility management, transaction services and investment management core services on a local, regional and global level to owners, occupiers and investors. Jones Lang LaSalle is also a worldwide industry leader in property and corporate facility management services.